Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Universal Display Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our audit report dated March 13, 2008 with respect to the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Philadelphia, Pennsylvania
November 7, 2008